ADMA Biologics Opens Its Newest ADMA BioCenters Plasma Collection Facility

RAMSEY, N.J. and BOCA RATON, Fla. and KNOXVILLE, TN. – July 6, 2020 – ADMA Biologics, Inc. (Nasdaq: ADMA) (“ADMA”), an end-to-end commercial biopharmaceutical company dedicated to manufacturing, marketing and developing specialty plasma-derived biologics, today announced the commencement of operations and initiation of collections at its newest ADMA BioCenters plasma collection facility located in Knoxville, TN. ADMA also announced that it has submitted a Biologics License Application (BLA) to the U.S. Food and Drug Administration (FDA) seeking approval for this second plasma collection center.

“We are extremely pleased to announce the opening and commencement of operations at our second and newest ADMA BioCenters plasma collection facility,” said Adam Grossman, President and Chief Executive Officer of ADMA. “The opening of the Knoxville center is an important step in our expansion plans and puts us on track to achieve our goal of opening five to 10 new plasma collection centers by the end of 2022.”

This new, state-of-the-art plasma collection center features automated registration, high-tech collection equipment designed to shorten the donation process, free Wi-Fi wireless network in the donor collection area, individual flat screen TVs with cable at each donor station, and highly trained and certified staff who put donor comfort and safety first.

The FDA regulatory process for obtaining approval for this plasma collection center includes a site inspection and an approximately 12-month BLA review period. As such, ADMA expects to receive an approval decision for this second plasma facility in mid-2021. In the meantime, ADMA is permitted to collect plasma donations at this site, and once FDA approved, it can use the plasma collected for production of its FDA approved immunoglobulin products.

About ADMA BioCenters

ADMA BioCenters is an FDA licensed facility specializing in the collection of human plasma used to make special medications for the treatment and prevention of diseases. Managed by a team of experts who have decades of experience in the specialized field of plasma collection, ADMA BioCenters provides a safe, professional and pleasant donation environment. ADMA BioCenters strictly follows FDA regulations and guidance and enforces cGMP (current good manufacturing practices) in all of its facilities. For more information about ADMA BioCenters, please visit www.atlantaplasma.com.

About ADMA Biologics, Inc. (ADMA)

ADMA Biologics is an end-to-end commercial biopharmaceutical company dedicated to manufacturing, marketing and developing specialty plasma-derived biologics for the treatment of immunodeficient patients at risk for infection and others at risk for certain infectious diseases. ADMA currently manufactures and markets three United States Food and Drug Administration (FDA) approved plasma-derived biologics for the treatment of immune deficiencies and the prevention of certain infectious diseases: ASCENIV™ (immune globulin intravenous, human – slra 10% liquid) for the treatment of primary humoral immunodeficiency (PI); BIVIGAM® (immune globulin intravenous, human) for the treatment of PI; and NABI-HB® (hepatitis B immune globulin, human) to provide enhanced immunity against the hepatitis B virus. ADMA manufactures its immune globulin products at its FDA-licensed plasma fractionation and purification facility located in Boca Raton, Florida. Through its ADMA BioCenters subsidiary, ADMA also operates as an FDA-approved source plasma collector in the U.S., which provides a portion of its blood plasma for the manufacture of its products. ADMA’s mission is to manufacture, market and develop specialty plasma-derived, human immune globulins targeted to niche patient populations for the treatment and prevention of certain infectious diseases and management of immune compromised patient populations who suffer from an underlying immune deficiency, or who may be immune compromised for other medical reasons. ADMA has received U.S. Patents: 9,107,906, 9,714,283, 9,815,886, 9,969,793 and 10,259,865 related to certain aspects of its products and product candidates. For more information, please visit www.admabiologics.com.

Cautionary Note Regarding Forward-Looking Statements

This press release contains “forward-looking statements” pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, about ADMA Biologics, Inc. (“we,” “our” or the “Company”). Forward-looking statements include, without limitation, any statement that may predict, forecast, indicate, or imply future results, performance or achievements, and may contain such words as “intend,” “target,” “plan,” “expect,” “believe,” “will,” “is likely,” “will likely,” “should,” “could,” “would,” “may,” or, in each case, their negative, or words or expressions of similar meaning. These forward-looking statements also include, but are not limited to, statements about ADMA’s future results of operations; expansion plans and the goal of opening five to 10 new plasma collection centers by the end of 2022; our expectation to receive an FDA approval decision to our filed BLA and the timing thereof; and the use of plasma collected at the Knoxville facility for production of immunoglobulin products. Actual events or results may differ materially from those described in this document due to a number of important factors. Current and prospective security holders are cautioned that there also can be no assurance that the forward-looking statements included in this press release will prove to be accurate. Except to the extent required by applicable laws or rules, ADMA does not undertake any obligation to update any forward-looking statements or to announce revisions to any of the forward-looking statements. Forward-looking statements are subject to many risks, uncertainties and other factors that could cause our actual results, and the timing of certain events, to differ materially from any future results expressed or implied by the forward-looking statements, including, but not limited to, the risks and uncertainties described in our filings with the U.S. Securities and Exchange Commission, including our most recent reports on Form 10-K, 10-Q and 8-K, and any amendments thereto.

COMPANY CONTACT:

Brian Lenz

Executive Vice President and Chief Financial Officer | 201-478-5552 | www.admabiologics.com

INVESTOR RELATIONS CONTACT:

Sam Martin

Managing Director, Argot Partners | 212-600-1902 | sam@argotpartners.com